UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 23, 2009

Simpson Manufacturing Co., Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13429	94-3196943
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	file number)	Identification No.)

5956 W. Las Positas Boulevard, Pleasanton, CA 94588

(Address of principal executive offices)

(Registrant’s telephone number, including area code):  (925) 560-9000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-2)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 5.02                     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Directors; Compensatory Arrangements of Certain Officers

On February 23, 2009, the Board of Directors of Simpson Manufacturing Co., Inc., a Delaware corporation (the “Company”, to which we sometimes refer as “we”, “us” or “our”), appointed Karen W. Colonias as our Chief Financial Officer, Treasurer and Secretary. We expect that the Boards of Directors of various of our subsidiaries will appoint Ms. Colonias to similar offices for them. In addition, our Board of Directors appointed Michael J. Herbert as our Vice President, responsible for international operations outside of North America. Both of these appointments will be effective May 11, 2009. On February 25, 2009, the Board of Directors of Simpson Strong-Tie Company Inc. (“Simpson Strong-Tie”) changed the title of Phillip Terry Kingsfather from President and Chief Operating Officer to Chief Executive Officer of Simpson Strong-Tie, effective immediately.

Karen W. Colonias, age 51, has, since 2004, held the position of Vice President of our subsidiary, Simpson Strong-Tie, and in that capacity has served as the Branch Manager of Simpson Strong-Tie’s manufacturing facility in Stockton, California. She joined Simpson Strong-Tie in 1984 as an engineer in the research and development department, where she was responsible for the design and testing of new products and code development. In 1998, Simpson Strong-Tie promoted Ms. Colonias to Vice President of Engineering, responsible for Simpson Strong-Tie’s research and development efforts. Before joining Simpson Strong-Tie, she worked as a civil engineer for the Bechtel Corporation. Ms. Colonias has a BS in Engineering and an MBA and is also a licensed professional engineer.

For 2009, Ms. Colonias’ annualized salary is expected to total $262,119 and her annualized non-equity incentive plan compensation is targeted to total $85,000. The latter amount may be more or less, depending on our actual performance in 2009. The Compensation Committee of our Board of Directors has also committed to grant to Ms. Colonias an option to purchase 2,000 shares of our common stock if Simpson Strong-Tie achieves its 2009 operating profit goal of $61,876,000 and an option to purchase 4,000 shares of our common stock if Simpson Strong-Tie’s Stockton branch achieves its 2009 operating profit goal of $19,245,000.

Michael J. Herbert, age 50, has served as our and our subsidiaries’ Chief Financial Officer, Treasurer and Secretary since 2000. From 1988 to 2000 he held various financial management positions, with his last position as Director of Finance, with Sun Microsystems, Inc. For the 2009 fiscal year, Mr. Herbert’s salary is expected to total $262,119 and his non-equity incentive plan compensation is targeted to total $85,000. The latter amount may be more or less, depending on our actual performance in 2009. The Compensation Committee previously committed to grant to Mr. Herbert an option to purchase 40,000 shares of our common stock if the Company achieves its 2009 operating profit goal of $65,578,000.

The targeted non-equity incentive plan compensation for 2009, if any, will be provided under our Executive Officer Cash Profit Sharing Plan. Awards are based on a percentage of the amount by which net profits, as defined by the Compensation Committee, for a fiscal quarter exceed a qualifying level of net profits for the Company, subsidiary or branch, as appropriate, for that fiscal quarter (see Exhibit 10, Compensation of Named Executive Officers). The salary and Executive Officer Cash Profit Sharing Plan bonus for each of the officers were approved by the Compensation Committee. Each of the officers is also eligible, subject to approval by the Compensation Committee, to receive a contribution to his or her defined contribution profit sharing trust account in the amount of 10% of his or her annual salary, with a contribution limit of $24,500 for 2009, plus a pro rata share of forfeitures by other participants. Each of the officers’ employment is at-will.

Item 8.01                                             Other Events.

On February 26, 2009, Simpson Manufacturing Co., Inc. announced the declaration of a cash dividend of $0.10 per share in a press release, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by this reference.

Item 9.01                     Financial Statements and Exhibits

(d)         Exhibits:

Exhibit Number	Description

10	Compensation of Named Executive Officers
99.1	Press release dated February 26, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Simpson Manufacturing Co., Inc.
(Registrant)

DATE:	February 26, 2009	By	/s/ Michael J. Herbert
Michael J. Herbert
Chief Financial Officer